Exhibit 10.2

Participation Agreement

This Participation Agreement is by and between Juan Saldivar (“Executive”) and Entravision Communications Corporation (the “Company”).

Effective as of July 1, 2023 (the “Effective Date”), the Company will provide severance benefits to Executive as provided in the Company’s Executive Severance and Change in Control Plan (the “Plan”), a copy of which is attached hereto as Exhibit A and incorporated herein.

This Participation Agreement, and Executive’s participation in the Plan, will be effective as of the Effective Date. Executive acknowledges and agrees that, as of the Effective Date, the severance benefits that may be provided to Executive under the Plan supersede and replace in their entirety any severance benefits Executive may have (A) under any other plan, policy or practice previously maintained by the Company or any of its affiliates that may have been applicable to Executive, and (B) under any individually negotiated employment agreement, offer letter or equity award agreement between Executive and the Company or any of its affiliates entered into prior to the date hereof, including the Executive Employment Agreement dated as of November 5, 2020 between Executive and the Company.

The Compensation Committee of the Board of Directors of the Company (the “Administrator” under the Plan) has designated Executive as a Group II Executive under the Plan.

To accept the terms of this Participation Agreement and Executive’s participation in the Plan, effective as of the Effective Date, the parties have signed and dated this Participation Agreement as set forth below.

Entravision Communications Corporation Executive

/s/ Michael Christenson /s/ Juan Saldivar

Name: Michael Christenson Name: Juan Saldivar

Title: Chief Executive Officer

Date: July 12, 2023 Date: July 12, 2023

Exhibit A

Entravision Communications Corporation
Executive Severance and Change in Control Plan

(attached)